Exhibit 99.3

AP 1:52 pm

Blockbuster to Make Hollywood Hostile Bid

By DAVID KOENIG

AP Business Writer

DALLAS (AP)—Blockbuster Inc. said Tuesday it will launch a hostile bid for Hollywood Entertainment Corp. next month if the rival’s directors won’t negotiate a deal.

Blockbuster, the nation’s largest movie-rental chain, said it would offer stockholders of its top rival $11.50 per share in cash, or about $700 million, plus the assumption of $300 million of Hollywood debt, in mid-January. That’s the same offer that Blockbuster made to Hollywood management in November.

Blockbuster said it would consider sweetening the offer based on the contents of Hollywood’s internal financial information, but Hollywood has refused to provide the information. Edward B. Stead, Blockbuster’s general counsel, said Hollywood conditioned negotiations on Blockbuster agreeing not to launch a tender offer for three years, which Blockbuster rejected.

Hollywood shares have gained more than 30 percent since Blockbuster revealed its interest and have hovered around the $13 mark—above Blockbuster’s offer—for five weeks.

The cash tender offer is the latest salvo in a competition for Hollywood that pits Blockbuster against Hollywood chairman Mark Wattles and a Los Angeles investment firm, who have offered $10.25 per share, or about $624 million.

The nation’s No. 3 rental chain, Movie Gallery Inc., also says it has made an offer but won’t disclose its price. Analysts believe Movie Gallery is waiting in the wings in case antitrust regulators kill a Blockbuster deal.

John Antioco, chairman and chief executive of Dallas-based Blockbuster, said his offer “is clearly in the best interests of Hollywood and Blockbuster shareholders as well as consumers.”

Blockbuster believes that by acquiring Wilsonville, Ore.-based Hollywood, it can better compete in the changing home entertainment market. Once dependent on video stores, consumers now have many options for buying or renting movies, including low-priced DVDs at discount stores, online-ordering services and cable movies on demand.

Blockbuster would keep the Hollywood name on some stores and possibly turn them into outlets for older movies while stocking new releases at Blockbusters, Stead said in an interview.

Stead said Blockbuster also believes the addition of Hollywood would help its fledgling online movie-rental service by giving customers more outlets to use in-store coupons they get with their monthly subscription. Blockbuster could also use the Hollywood inventory to bolster its supply for online rentals, he said.

Blockbuster is locked in a price war with online pioneer Netflix Inc. and Wal-Mart Stores Inc. for rentals ordered on the Internet and delivered through the mail.

Blockbuster has said the acquisition would immediately increase its earnings per share.

Wattles, the Hollywood chairman, and buyout firm Leonard Green & Partners, originally offered $14 per share but lowered its price last fall to $10.25 per share.

Hollywood and Leonard Green officials did not immediately return calls for comment.

If it succeeds in buying Hollywood, Blockbuster would control about half the nation’s rental stores. Stead said the company has spoken with officials at the Federal Trade Commission and is “very optimistic” about winning necessary regulatory approval for the takeover.

Michael Pachter, an analyst with Wedbush Morgan Securities Inc., said Hollywood should give Blockbuster full access to its financial records because it would lead to a higher bid.

“Clearly, when (Blockbuster officials) say they’re willing to go higher, they’re willing to go above $13 a share,” the current price for Hollywood, Pachter said. “Why the hell is Hollywood’s board doing nothing?”

Even if it pays $14 or $15 a share, Blockbuster would still earn more from Hollywood’s stores and in reduced overhead to increase its earnings by $90 million a year, Pachter estimated.

Shares of Blockbuster fell 11 cents to $9.28 in Tuesday afternoon trading on the New York Stock Exchange. Hollywood shares rose 1 cents to $13.10 on the Nasdaq Stock Market, not far from their 52-week high of $14.20 reached nearly a year ago.